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                                                                     EXHIBIT 4.3



CERTIFICATE OF THE DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF THE $4.375, 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES B, PAR VALUE $.01 PER SHARE, OF INTELECT
COMMUNICATIONS, INC.  AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS
THEREOF.


                 Pursuant to Section 151(g) of the General Corporation Law of Delaware, the undersigned, Herman M. Frietsch, Chief Executive Officer of INTELECT COMMUNICATIONS, INC. a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Corporation"), DOES HEREBY CERTIFY that the Board of Directors of the Corporation duly adopted the following resolution on December 16, 1997, providing for the issuance of a series of shares of the Corporation's Preferred Stock, $.01 par value:

                          RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Amended and Restated Certificate of Incorporation, this Board of Directors hereby creates a series of Preferred Stock, par value $.01 per share, of the Corporation, to consist of 914,286 shares of such Preferred Stock, and this Board of Directors hereby fixes the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof (in addition to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of the Corporation which are applicable to Preferred Stock of all series) as follows (the "Designation"):

                                I.  DESIGNATION

                 1.01 The Designation of the series of Preferred Stock created by this resolution shall be "$4.375, 10% Cumulative Convertible Preferred Stock, Series B" (hereinafter called the "Series B Preferred Stock"). The Series B Preferred Stock shall rank pari passu with the $2.0145 10% Cumulative Convertible Preferred Stock, Series A (the "Series A Preferred Stock").

                II.  CASH DIVIDENDS ON SERIES B PREFERRED STOCK

                 2.01 The holders of shares of the Series B Preferred Stock will be entitled to receive, when, as and if declared by the Corporation's Board of Directors out of funds of the Corporation legally available therefor, cumulative cash dividends on the shares of the Series B Preferred Stock at the rate of $0.4375 per annum per share, payable quarterly on December 31, March 31, June 30 and September 30, in each year, commencing March 31, 1998 (accrued from the date of original issue). Such dividends shall be cumulative from the date of original issue of such shares. Each such dividend shall be paid to the holders of record of shares of the Series B Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 30 days nor less than 10 days preceding the dividend payment date thereof, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof. Dividends in arrears on the Series B Preferred Stock shall accrue interest at the dividend rate payable on the Preferred Stock.

                 2.02 If dividends are not paid in full or declared in full and sums set apart for the payment thereof upon the Series B Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon shares of Series B Preferred Stock and any other Preferred Stock ranking on a parity as to dividends shall be declared pro rata so that in all cases the amount of dividends declared per share on the Series B Preferred Stock and such other Preferred Stock shall bear to each other the same ratio that accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of Series B Preferred Stock and such other Preferred Stock bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the Series B Preferred Stock have been paid or declared in full and sums set aside for the payment thereof, no
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dividends shall be declared or paid or set aside for payment or other distribution made upon the common stock, par value $.01 per share, of the Corporation (the "Common Stock"), or any other capital stock of the Corporation ranking junior to or except with respect to the Series A Preferred Stock on a parity with the Series B Preferred Stock as to dividends or liquidation rights, nor shall any Common Stock, or any other capital stock of the Corporation ranking junior to or except with respect to the Series A Preferred Stock on a parity with the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock) by the Corporation or any subsidiary of the Corporation (except by conversion into stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and liquidation rights).

                 2.03 The terms "dividends accrued" or "dividends in arrears" whenever used herein with reference to the Preferred Stock shall be deemed to mean an amount which shall be equal to dividends thereon at the annual dividend rates per share for the respective series from the date or dates on which such dividends commence to accrue to the end of the then current quarterly dividend period for such Preferred Stock (or, in the case of redemption, to the date of redemption), less the amount of all dividends paid, or declared in full and sums set aside for the payment thereof, upon such Preferred Stock.

                 2.04 Dividends payable on the Series B Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

                 2.05 At the option of the Corporation, dividends payable on the Series B Preferred Stock may be paid in Common Stock in an amount equivalent to the accrued dividend, converted into shares of Common Stock at the average closing market bid price for the five (5) consecutive trading days prior to the date the dividend is otherwise payable, provided that the Common Stock is, at the dividend payment date, be listed with a national exchange, including the NASDAQ National Market System.


             III.  OPTIONAL REDEMPTION OF SERIES B PREFERRED STOCK

                 3.01 The Series B Preferred Stock will be redeemable at the option of the Corporation by a duly adopted resolution of its Board of Directors, at any time in whole or from time to time in part, subject to the limitations set forth below, at the following redemption prices per share plus, in each case, all dividends accrued and unpaid on the Series B Preferred Stock up to the date fixed for redemption, upon giving notice as provided hereinbelow, as follows: the redemption price shall be the greater of (i) $5.25 per share or (ii) the average closing market bid price for the five (5) consecutive trading days prior to the date of the redemption, on national exchange, including the NASDAQ National Market System, on which the Common Stock is listed.

                 3.02 If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed shall be determined pro rata.

                 3.03 At least 10 days but not more than 60 days prior to the date fixed for the redemption of shares of the Series B Preferred Stock, a written notice shall be mailed to each holder of record of shares of Series B Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at his post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (hereinafter referred to as the "Redemption Date"), and calling upon such holder to surrender to the Corporation on the Redemption Date at the place designated in such notice his certificate or certificates representing the number of shares specified in such notice of redemption. On or after the Redemption Date each holder of shares of Series B Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date (unless default shall be made by the Corporation in payment of the redemption price) all dividends on the shares of Series B Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price thereof (including all accrued and unpaid dividends up to the Redemption Date) upon the surrender of certificates representing the same, shall cease





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and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election the Corporation, prior to the Redemption Date, may deposit the redemption price (including all accrued and unpaid dividends up to the Redemption Date) of the shares of Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company (having a capital, surplus and undivided profits aggregating not less than $50,000,000) in the Borough of Manhattan, City and State of New York, the City of Dallas, State of Texas, or in any other city in which the Corporation at the time shall maintain a transfer agency with respect to such stock, in which case such notice to holders of the Series B Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price, and shall call upon such holders to surrender the certificates representing such shares at such price on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the redemption price (including all accrued and unpaid dividends up to the Redemption Date). From and after the making of such deposit, the shares of Series B Preferred Stock so designated for redemption shall not be deemed to be outstanding for any purpose whatsoever, and the rights of the holders of such shares shall be limited to the right to receive the redemption price of such shares (including all accrued and unpaid dividends up to the redemption date), without interest, upon surrender of the certificates representing the same to the Corporation at said office of such bank or trust company. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited which shall remain unclaimed by the holders of such Series B Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation, after which the holders of the Series B Preferred Stock shall have no further interest in such moneys.

                 3.04 Shares of the Series B Preferred Stock retired pursuant to the provisions of this Article III shall not be reissued.

                               IV.  VOTING RIGHTS

                 4.01 The holders of the Series B Preferred Stock shall not, except as required by law or as set forth herein, have any right or power to vote on any question or in any proceeding at any meeting of stockholders. On any matters on which the holders of the Series B Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

                 4.02 In case at any time the equivalent of three (3) or more full quarterly dividends (whether consecutive or not) on any series of Preferred Stock shall be in arrears, then during the period (hereinafter in this Section 4.02 called the "Class Voting Period") commencing with such time and ending with the time when all arrears in dividends on all Preferred Stock shall have been paid and the full dividend on all Preferred Stock for the then current quarterly dividend period shall have been paid or declared and set apart for payment, at a meeting called by the holders of the Series B Preferred Stock Corporation held for the election of directors during the Class Voting Period, the holders of a majority of the outstanding shares of Series B Preferred Stock represented in person or by proxy at said meeting shall be entitled, as a class, to the exclusion of the holders of all other classes of stock of the Corporation other than the Series A Preferred Stock, to elect one director of the Corporation, each share of Series B Preferred Stock entitling the holder thereof to one vote for each Director.

                 4.03 Any director who shall have been elected by holders of Series B Preferred Stock or by any director so elected as herein contemplated, may be removed at any time during a Class Voting Period, either for or without cause, by, and only by, the affirmative votes of the holders of record of a majority of the outstanding shares of Series B Preferred Stock given at a special meeting of such stockholders called for the purpose, and any vacancy thereby created may be filled during such Class Voting Period by the holders of Series B Preferred Stock, present in person or represented by proxy at such meeting. Any director to be elected by the Board of Directors of the Corporation to replace a director elected by holders of Series B Preferred Stock, or elected by a director as in this sentence provided, and who dies, resigns, or otherwise ceases to be a director shall, except as otherwise provided in the preceding sentence, be elected by the remaining director theretofore elected by the holders of Series B Preferred Stock. At the end of the Class Voting Period the holders of Series B Preferred Stock shall be automatically divested of all voting power vested in them under this Section
4.03 but subject always to the subsequent vesting hereunder of voting power in the holders of Series B Preferred Stock in the event of any similar cumulated arrearage in payment of quarterly dividends occurring or





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defaults thereafter.  The term of all directors elected pursuant to the provisions of this Section 4.03 shall in all events expire at the end of the Class Voting Period.

                 4.04 The holders of the Series B Preferred Stock shall not, except as required by law or as set forth herein, have any right or power to vote on any question or in any proceeding at any meeting of stockholders, to:

                          (i)     "solicit" proxies with respect to Voting
Securities under any circumstances or become a "participant" in any "election contest" relating to the election of directors of the Corporation, as such terms are defined in Regulation 14A under the 1934 Act, as amended or induce or attempt to induce any other person to do any of the foregoing; or

                          (ii)    assist any other person to acquire or affect
control of the Corporation.

        V.  PRIORITY OF SERIES B PREFERRED STOCK IN EVENT OF DISSOLUTION

                 5.01 In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive, out of the remaining net assets of the Corporation, the amount of Four and 37.5/100 dollars ($4.375) in cash for each share of Series B Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to the holders of the Common Stock, or any other capital stock of the Corporation ranking (as to any such distribution) junior to the Series B Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of any series of Preferred Stock ranking (as to any such distribution) on a parity with the Series B Preferred Stock shall be insufficient to permit the payment in full to the holders of all such series of Preferred Stock of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of all series of the Preferred Stock ranking (as to any such distribution) on a parity with the Series B Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

                 5.02 For purposes of this Article V, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Corporation with or into any other corporation,
(ii) any dissolution, liquidation, winding up, or reorganization of the Corporation immediately followed by reincorporation of another successor corporation or (iii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation; provided, that in each case, effective provision is made in the certificate of incorporation, memorandum of association or by-laws of the resulting and surviving corporation or otherwise for the protection and continuation of the rights of the holders of Series B Preferred Stock.

                  VI.  CONVERSION OF SERIES B PREFERRED STOCK

                 6.01 Holders of shares of Series B Preferred Stock will have the right, exercisable at any time after May 31, 1998, except in the case of shares of Series B Preferred Stock called for redemption as provided above, to convert 50% of the shares of Preferred Stock into shares of Common Stock, and on or after June 30, 1998 any remaining shares of Preferred Stock not previously converted into shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) into a number of shares of Common Stock equal to the greater of (i) the number of shares of Preferred Stock being converted multiplied by 1.10, or (ii) the number of shares of Preferred Stock multiplied by a number, the numerator of which is $4.375 and the denominator of which is 0.85 multiplied by the average daily closing market bid price for the Common Stock of the Company as quoted on the NASDAQ National Market System for the previous 5 consecutive trading days from the date of the notice of election of conversion (subject to adjustment as described below).
In the case of shares of Series B Preferred Stock called for redemption, conversion rights will expire at the close of business on the tenth day preceding the redemption date. No payment or adjustment for accrued dividends on the Series B Preferred Stock is to be made on conversion. However, if a share of Series B Preferred Stock (other than a share of Series B Preferred Stock called for redemption within such period) is converted between the record date with respect to any dividend payment and the next succeeding dividend payment date, such share of Series B





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Preferred Stock must be accompanied by funds equal to the dividend payable on such dividend payment date on the Series B Preferred Stock so converted.

                 6.02 Any holder of shares of the Series B Preferred Stock electing to convert such shares or any portion thereof shall deliver the certificates therefor to the principal office of any transfer agent for the Common Stock, with the form of notice of election to convert endorsed on such certificates fully completed and duly executed. The conversion right with respect to any such shares of the Series B Preferred Stock shall be deemed to have been exercised at the date upon which the certificates therefor with such notice of election duly executed shall have been so delivered, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock upon said date.

                 6.03 No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the Series B Preferred Stock. If more than one share of the Series B Preferred Stock shall be surrendered for conversion at one time by the same holder the number of full shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any share or shares of the Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the last sales price (or the quoted closing bid price if there were no sales) per share of Common Stock on the principal exchange on which the Common Stock is listed on the business day next preceding the date of conversion, or, if the Common Stock is not then listed on an exchange, the closing sales price (or the quoted closing bid price if there were no sales) as reported by the National Association of Securities Dealers Automated Quotation System on the business day next preceding the date of conversion. In the absence of one or more such quotations, the Board of Directors shall in good faith determine the current market price on the basis of such quotation as it considers appropriate.

                 6.04 If a holder converts shares of Series B Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. The holder, however, shall pay any such tax which is due because the shares are issued in a name other than the name of such holder.

                 6.05 The Corporation shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all of the shares of Series B Preferred Stock, and shall increase from time to time, the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all
Series B Preferred Stock at the time outstanding.   All shares of Common Stock
which may be issued upon conversion of the shares of Series B Preferred Stock
shall be validly issued, fully paid and nonassessable.    In order that the
Corporation may issue shares of Common Stock upon conversion of the shares of Series B Preferred Stock, the Corporation will comply with all applicable Federal and State securities laws and will list such shares on each securities exchange on which the Common Stock is listed.

                 6.06 The conversion rate in effect at any time shall be subject to adjustment as follows (no consent to the actions underlying such adjustment, intended or implied):

                          (i)     In case the Corporation shall (i) pay a
dividend on Common Stock in Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the conversion rate in effect immediately prior thereto shall be adjusted retroactively as provided below so that the number of shares of Common Stock into which each share of Series B Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Series B Preferred Stock was theretofore convertible by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately following such action and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.





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                          (ii)    In case the Corporation shall issue rights or
warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the record date therefor) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock (as determined in accordance with the provisions of sub-paragraph (iv) below) at the record date therefor the number of shares of Common Stock into which each share of Series B Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Series B Preferred Stock was theretofore convertible by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock so offered would purchase at the current market price per share of Common Stock (as determined in accordance with the provisions of sub-paragraph (iv) below).
Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

                          (iii)   In case the Corporation shall distribute to
all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) shares of capital stock (other then Common Stock), evidences of its indebtedness or assets (excluding cash dividends) or rights to subscribe (excluding those referred to in paragraph (ii) above), then in each such case the number of shares of Common Stock into which each share of Series B Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Series B Preferred Stock was theretofore convertible by a fraction of which the numerator shall be the number of outstanding shares of Common Stock multiplied by the current market price per share of Common Stock (as determined in accordance with the provisions of sub-paragraph (iv) below) on the date of such distribution and of which the denominator shall be the number of outstanding shares of Common Stock multiplied by such current market price per share of Common Stock, less the fair market value (as determined by the independent auditors of the Corporation, whose determination shall be conclusive, and described in a statement filed with the transfer agent for the Series B Preferred Stock) of the capital stock, assets or evidences of indebtedness so distributed or of such subscription rights. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution.

                          (iv)    For the purpose of any computation under
sub-paragraphs (ii) and (iii) above, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days commencing 45 trading days before the day in question. The closing price for each day shall be the reported last sale price or, in case no such reported sale takes place on such day, the reported closing bid price, in either case, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which the shares are listed or admitted to trading, or if they are not listed or admitted to trading on any such exchange, the closing bid price as furnished by any member of the National Association of Securities Dealers, Inc. or any comparable organization selected from time to time by the Corporation for that purpose.

                          (v)     No  adjustment in the conversion  rate shall
be required unless such adjustment would require an increase or decrease of at least 1% in the rate then in effect; provided, however, that any adjustments which by reason of this sub-paragraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                          (vi)    In the event that, at any time as a result of
an adjustment made pursuant to subparagraph (i) or (iii) above, the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (i) through (v) of this paragraph, and the other provisions of this Article VI with respect to the Common Stock shall apply on like terms to any such other shares.





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                          (vii)   Whenever the conversion rate is adjusted, as
herein provided, the Board of Directors of the Corporation shall certify the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The Corporation shall promptly cause a notice of the adjusted conversion rate to be mailed to each registered holder of Series B Preferred Stock. In the event any holders of the Series B Preferred Stock challenge the determination of fair market price, such value shall be determined by a firm of independent certified public accountants selected by the Board of Directors of the Corporation (who may be the regular accountants employed by the Corporation) for which the costs shall be divided between the Corporation and such holders.)

                 6.07 If any of the following events occur, namely (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the Series B Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger to which the Corporation is a party (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock) or (iii) any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation; then the Corporation or such successor or purchasing corporation, as the case may be, shall provide in its Certificate of Incorporation (or analogous document) that each share of Series B Preferred Stock shall be convertible into the kind and amount of shares of stock and other securities or property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of each such share of Series A Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such Certificate of Incorporation (or analogous document) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article. The Corporation shall cause notice of the execution of any such event contemplated by this paragraph to be mailed to each holder of Series
A Preferred Stock as soon as practicable.   The above provisions of this
paragraph shall similarly apply to successive reclassifications, consolidations, mergers and sales.

                 6.08 The Corporation at any time may reduce the conversion price (or increase the conversion rate), temporarily or otherwise, by any amount but in no event shall such conversion price be less than the par value of the Common Stock at the time such reduction is made. Whenever the conversion price is reduced pursuant to this paragraph, the Corporation shall mail to the holders a notice of the reduction. The Corporation shall mail the notice at least 15 days before the date the reduced conversion price (or increased conversion rate) takes effect. The notice shall state the reduced conversion price (or increased conversion rate) and the period it will be in
effect.   A reduction of the conversion price (or increase in conversion rate)
does not change or adjust the conversion price otherwise in effect for purposes of Section 6.06 paragraph (vi) and (vii).

                 6.09 Nothing in this Agreement may be read or construed to violate the rules of the Securities and Exchange Commission or any market in which the Common Stock or any other securities of the Corporation are traded, nor violate the maintenance criteria of the NASDAQ Rule 4460(i)(1)(D)(iii), as applied to all shares of the Corporation's Common Stock, preferred stock, and the Preferred Shares deemed to be aggregated under said Rule, and the parties hereto agree that in the event such violation would otherwise occur, this Agreement shall not be enforceable against either party to the extent of such occurrence, and further, the parties agree that in the event such violation would otherwise occur, they shall amend this Agreement and the Certificate of Designations to reflect such adjustment to price or quantity as may be necessary to avoid the occurrence of such violation.

                    VII. RANKING OF SERIES B PREFERRED STOCK

                 7.01 With regard to rights to receive dividends and distributions upon dissolution of the Corporation, the Series B Preferred Stock shall rank on parity with the Series A Preferred Stock and senior in rank and prior to all other stock of the Corporation outstanding at the time of issuance of the Series B Preferred Stock.





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
                               VIII.  LIMITATIONS

                 8.01 So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the written consent as provided by law, of the holders of at least two-thirds (2/3) of the outstanding shares of Series B Preferred Stock, voting as a class, (a) create, authorize or issue any class or series of stock ranking either as to payment of dividends or distribution of assets prior to the Series B Preferred Stock; or (b) change the preferences, rights or powers with respect to the Series B Preferred Stock so as to affect such stock adversely; but nothing herein contained shall require such a class vote or consent (i) in connection with any increase in the total number of authorized shares of common stock, or
(ii) in connection with the authorization or increase of any class or series of stock ranking junior to or on a parity with the Series B Preferred Stock; provided, however, that no such vote or written consent of the holders of the Series B Preferred Stock shall be required if, at or prior to the time when the issuance of any such stock ranking prior to the Series B Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all shares of Series B Preferred Stock at the time outstanding, and further provided, that the provisions of this Article VIII shall not in any way limit the right and power of the Corporation to issue the presently authorized but unissued shares of its capital stock, or bonds, notes, mortgages, debentures, and other obligations, and to incur indebtedness to banks and to other lenders.

                 IN WITNESS WHEREOF, INTELECT COMMUNICATIONS , INC. has caused this certificate to be made under the seal of the Corporation, signed by its Chairman and attested by its Assistant Secretary this 16 day of December 1997.

                                       INTELECT COMMUNICATIONS, INC.

(Corporate Seal)

                                       By: /s/ HERMAN M. FRIETSCH
                                           -------------------------------------
                                           Herman M. Frietsch
                                           Chairman and Chief Executive Officer
Attest:


/s/ ROBERT C. BEASLEY
--------------------------
Robert C. Beasley
Assistant Secretary





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